Exhibit 3.2

TEXT OF AMENDMENT TO SECOND AMENDED AND

RESTATED BYLAWS

OF

HOLOGIC, INC.

(A DELAWARE CORPORATION)

Section 4.2 Transfer of Shares. Transfers of stock shall be made only on the books of the corporation, and in the case of certificated shares of stock, title to a certificate of stock and to the shares represented thereby shall be transferred by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties. In the case of uncertificated shares of stock, title to the uncertificated shares shall be transferred upon receipt by the corporation or its transfer agent of proper transfer instructions from the registered holder of the shares or by transfer instructions accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the uncertificated shares.